Exhibit 99.1

At Origen Financial:	At Financial Relations Board:
W. Anderson Geater	Leslie Loyet
Chief Financial Officer	(312) 640-6672
866.4 ORIGEN	lloyet@frbir.com
ORIGEN FINANCIAL ANNOUNCES FIRST QUARTER 2008 RESULTS
SOUTHFIELD, MI -May 9, 2008 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured housing loans, today announced a net loss of $25.0 million, or $0.98 per share, for the quarter ended March 31, 2008, compared with net income of $1.7 million, or $0.07 per share, for the quarter ended March 31, 2007. No dividend was declared by Origen’s Board of Directors for the first quarter.
Highlights for Quarter
•	Loan origination volume decreased 47 percent to $41.4 million versus a year ago.

•	Loans processed for third parties totaled $29.8 million for the quarter as compared to $22.8 million for the year ago quarter, an increase of 31 percent.

•	Total revenue increased 16 percent to $29.9 million versus $25.7 million for the prior year quarter.

•	Non-performing loans as a percent of average outstanding loan principal balances increased to 0.6 percent at March 31, 2008, from 0.5 percent a year ago.

•	Origen’s loan warehouse facility with Citigroup Global Markets Realty Corporation was paid off with proceeds from the sale of un-securitized loans.
Financial Summary
•	Interest income was $24.0 million for the first quarter 2008, an increase of 15 percent, primarily due to an 18 percent increase over the same period a year ago in average interest earning assets.

•	Non-interest income, excluding a loss on the sale of loans, associated hedge costs and a lower of cost or market adjustment on loans held for sale, increased 20 percent over the prior year’s first quarter to $5.9 million.

•	Interest expense for the first quarter 2008 increased by 28 percent to $16.5 million from $12.9 million from last year’s first quarter as a result of increased borrowings relating to the funding of securitized loans and borrowings to meet liquidity needs.

•	The provision for credit losses was $3.0 million for the first quarter 2008 compared with $1.8 million for the same quarter 2007. The increase was primarily the result of a 20 percent growth in the loan portfolio. Loan charge-offs for the 2008 quarter, at $2.4 million, were $300,000 less than charge-offs for the year ago quarter.

•	First quarter 2008 non-interest expenses of $9.3 million were virtually unchanged from the year ago quarter, but included approximately $700,000 of extraordinary legal and professional fees.

•	A loss on the sale of un-securitized loans and the costs to terminate related hedge positions reduced non-interest income by $25.5 million, as un-securitized loans funded on our loan warehouse facility were liquidated to pay off that facility.

•	An impairment of $248,000 on a purchased loan pool was incurred, also a result of the sale of un-securitized loans.

•	A lower of cost or market adjustment to loans held for sale resulted in a charge to earnings of $395,000.
Portfolio Performance
At March 31, 2008, loans more than 60 days delinquent were 1.0 percent of the owned loan portfolio compared to 0.9 percent at December 31, 2007. The increase was due solely to the sale of approximately $176 million of performing loans during the first quarter 2008.
Ronald A. Klein, Origen’s Chief Executive Officer, stated, “As previously disclosed, due to worsening conditions in the credit markets and the lack of a profitable securitization exit we were forced to sell our un-securitized loan portfolio at a substantial loss and cease originating loans for our owned portfolio. This sale does not reflect on the credit performance or long term realizable value of Origen’s loan portfolio as our credit performance continues to be outstanding. Our delinquent loan dollars declined from year end 2007 to first quarter end 2008. We saw a further reduction in delinquency during April. Absent the loan sale we would have been profitable for the first quarter 2008.”
Mr. Klein further stated, “Subsequent to quarter end we obtained a new credit facility to pay off our supplemental advance facility and announced an agreement to sell our loan servicing rights to Green Tree Servicing LLC. We will continue to manage our $1 billion securitized loan portfolio and other assets to preserve shareholder value, as part of a plan to be presented to our shareholders at the 2008 annual meeting.”
Earnings Call and Webcast
A conference call and webcast have been scheduled for May 12, 2008, at 11:00 a.m. ET to discuss first quarter results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 877-856-1956. A replay will be available through May 21, 2008 by dialing 888-203-1112, passcode 1770654. You may also access the replay on Origen’s website for 90 days after the event.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.

About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Origen is based in Southfield, Michigan, with significant operations in Fort Worth, Texas.
For more information about Origen, please visit www.origenfinancial.com.
Financial Tables Follow...

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	March 31,	December 31,
	2008	2007

ASSETS

Assets
Cash and Equivalents	$4,477	$10,791
Restricted Cash	15,253	16,290
Investment Securities	9,781	32,393
Loans Receivable, Held for Investment	1,019,773	1,193,916
Loans Receivable, Held for Sale	5,246	—
Servicing Advances	5,731	6,298
Servicing Rights	2,069	2,146
Furniture, Fixtures and Equipment, Net	3,086	2,974
Repossessed Houses	5,406	4,981
Other Assets	14,554	14,412

Total Assets	$1,085,376	$1,284,201

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$46,470	$173,072
Securitization Financing	858,507	884,650
Repurchase Agreements	—	17,653
Note Payable-Related Party	14,739	14,593
Other Liabilities	56,270	45,848

Total Liabilities	975,986	1,135,816

Equity	109,390	148,385

Total Liabilities and Equity	$1,085,376	$1,284,201

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Interest Income
Total Interest Income	$23,966	$20,824
Total Interest Expense	16,474	12,920

Net Interest Income Before Loan Losses and Impairment	7,492	7,904
Provision for Loan Losses	3,030	1,788
Impairment of Purchased Loan Pool	248	—

Net Interest Income After Loan Losses and Impairment	4,214	6,116
Non-interest Income (Loss)
Servicing Income	4,869	4,152
Losses on Sale of Loans	(21,659)	—
Other	(3,117)	741

Total Non-interest Income (Loss)	(19,907)	4,893
Non-interest Expenses:
Total Personnel	5,873	6,546
Total Loan Origination & Servicing	456	481
State Taxes	196	70
Total Other Operating	2,728	2,195

Total Non-interest Expenses	9,253	9,292

Net Income (Loss) Before Income Taxes	(24,946)	1,717
Income Tax Expense	46	12

Net Income (Loss)	$(24,992)	$1,705

Weighted Average Common Shares Outstanding, Basic	25,409,874	25,209,207

Weighted Average Common Shares Outstanding, Diluted	25,409,874	25,291,465

Earnings Per Share on Basic Average Shares Outstanding	$(0.98)	$0.07

Earnings Per Share on Diluted Average Shares Outstanding	$(0.98)	$0.07